Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS STRONG

THIRD QUARTER EARNINGS

•	Net income of $10.1 million, up $7.0 million compared to the third quarter of 2008.

•	Earnings per share of $0.23, an improvement of $0.16 per share compared to the third quarter of 2008.

•	Segment operating profit of $15.4 million, an increase of $7.1 million over the third quarter of 2008.

•	Net Debt declined $18.3 million during the quarter to $122.7 million due to improved profitability and strong cash flow from operations, with the leverage ratio improving to 2.3 times.

•	2009 cost reductions now expected to exceed $23 million (up from previously reported $19 million)

FAIRLAWN, OHIO, September 29, 2009 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $10.1 million, or $0.23 per diluted share, for the third quarter ended August 31, 2009, compared to net income of $3.1 million, or $0.07 per diluted share, for the third quarter of 2008. Included in the third quarter of 2009 were restructuring and severance charges of $0.3 million and flood-related expenses of $0.6 million.

Net sales decreased $53.4 million, or 22.3%, to $186.1 million for the third quarter of 2009, compared to $239.5 million for the third quarter of 2008. The third quarter decrease in sales was the result of lower selling prices and weak market demand, which were partially offset by market share gains and penetration into new adjacent markets. Gross profit improved to $44.0 million, with margins of 23.6%, in the third quarter of 2009, compared to $39.1 million, and margins of 16.3%, in the third quarter of 2008. The margin improvement was due primarily to

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lower raw material costs and reduced manufacturing expenses.

“Our improved third quarter performance reflects the impact from a number of positive ongoing actions being taken by the Company, including broad-based cost reductions now totaling more than $23 million for the year, effective raw material sourcing and commercialization of innovative new products,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Our Performance Chemicals segment and Decorative Products Asian businesses led the Company’s overall improvement. The actions taken by the Company led to significantly higher earnings and positive cash flow from operations, which allowed us to further reduce our debt and increase the Company’s financial flexibility.

“Entering our fourth quarter, overall market demand in Decorative Products appears to be bottoming. Volumes in Performance Chemicals are expected to be up year-over-year for the fourth quarter but down modestly on a sequential basis, as is typical, compared to the third quarter. Because of the initiatives we have taken and continue to take, the Company expects to continue to generate significantly improved year-over-year earnings in the fourth quarter,” McMullen added.

Selling, general and administrative expense in the third quarter of 2009 fell to $25.7 million, compared to $26.7 million in the third quarter of 2008. Interest expense in the third quarter of 2009 was $2.0 million, a decrease of $1.0 million compared to the third quarter of 2008, as a result of lower average interest rates and debt. The weighted average cost of borrowing during the third quarter of 2009 was 4.6%, an improvement from 5.5% in the third quarter of 2008. The Company’s tax benefit and expense for the third quarter of 2009 and 2008 is substantially lower than its statutory rate primarily due to the Company’s available net operating loss carryforwards.

The Company’s Net Debt was $122.7 million at August 31, 2009, a decline of $18.3 million during the quarter and a reduction of $67.4 million over last year. Debt of $144.6 million was comprised of a term loan facility with $142.7 million outstanding which matures in 2014, and $1.9 million in short-term debt, primarily in Asia. As of August 31, 2009, the Company’s revolving asset-based credit facility was not being used and available borrowing capacity was $65.6 million. The quarter-end consolidated cash balance grew to $29.6 million.

EBITDA, as defined in the Company’s borrowing agreements for the calculation of the net leverage ratio, was $18.0 million for the third quarter of 2009, compared to $15.1 million for the third quarter of 2008. EBITDA for the twelve months ended August 31, 2009 was $53.2 million, compared to $44.6 million for the twelve months ended August 31, 2008. OMNOVA’s leverage ratio of Net Debt-to-EBITDA improved for the fifth consecutive quarter, ending at 2.3 on August 31, 2009 and well below the loan covenant maximum of 5.5. An explanation of how the Company defines EBITDA and Net Debt and reconciliations of EBITDA to

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income (loss) from continuing operations and Net Debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Performance Chemicals - Net sales during the third quarter of 2009 decreased 28.2%, to $104.4 million, compared to $145.5 million in the third quarter of 2008. The decrease was driven by lower selling prices of $35.3 million, volume decreases of $4.5 million, or 3.1%, and foreign currency translation effects of $1.3 million. Segment operating profit was $14.8 million for the third quarter of 2009, up $4.3 million compared to the third quarter of 2008. The year-over-year operating profit improvement was driven by cost reduction actions in both manufacturing and SG&A and lower raw material costs, which were partially offset by reduced volumes and lower average selling prices.

While volumes were slightly weaker on a year-over-year basis, pounds sold in the third quarter of 2009 improved 12% as compared to the second quarter of 2009. The Company’s industry-leading technology led to new business wins in several markets.

Decorative Products - Net sales were $81.7 million during the third quarter of 2009, a decrease of $12.3 million, or 13.1%, compared to the third quarter of 2008. Decorative Products’ Asian sales were $28.5 million compared to $28.1 million in the third quarter of 2008. The third quarter of 2009 includes four months of financial results for the Asian businesses. Previously, the Company reported results for those businesses with a one-month lag, but is now current starting with this quarter’s results. The sales from the additional month were approximately $8.0 million. The reduction in Decorative Products sales, compared to the third quarter of 2008, resulted primarily from lower volumes driven by weak demand in most end-use markets.

Segment operating profit for the third quarter of 2009 was $0.6 million, which included an additional $0.2 million for the additional month from the Asian businesses, compared to a loss of $2.2 million for the third quarter of 2008. Including the change in financial reporting periods, the Asian businesses generated an operating profit of $1.3 million during the third quarter of 2009 as compared to a loss of $1.0 million for last year’s third quarter. The improvement in segment operating profit was driven by lower raw material costs, significant cost reduction actions and improved productivity.

Decorative Products continues to offer an ever-broader selection of innovative products serving core and adjacent markets, including recyclable and 30% recycled-content wallcovering, pool liner films, and products for the medical and healthcare markets.

Pension – As previously disclosed, the Company froze future pension plan benefit accruals for all salary and non-union hourly employees, as well as union hourly employees at one facility. During

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the quarter, the Company was required to re-measure the funded status of the pension plan and recognized a non-cash adjustment increasing liabilities and decreasing equity by $53.0 million. Based on current actuarial assumptions, including expected discount rate and investment returns for the pension trust, the Company anticipates making cash contributions to the trust beginning in 2010 under the provisions of the Pension Protection Act of 2006. The contribution in 2010 is currently estimated to be in a range of $5 million to $8 million. The final amount will be based on actual asset valuation and discount rates as of November 30, 2009.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, September 30, 2009, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, October 21, 2009. A telephone replay will also be available beginning at 1:00 p.m. ET on September 30, 2009, and ending at 11:59 p.m, ET on October 21, 2009. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 114010.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
Performance Chemicals	$104.4	$145.5	$286.0	$389.6
Decorative Products	81.7	94.0	221.6	260.2

Total Sales	$186.1	$239.5	$507.6	$649.8

Segment Operating Profit (1)
Performance Chemicals	$14.8	$10.5	$34.0	$15.0
Decorative Products	.6	(2.2)	(2.0)	(1.2)
Interest expense	(2.0)	(3.0)	(6.2)	(9.9)
Corporate expense	(3.4)	(2.0)	(10.1)	(6.4)

Income (Loss) Before Income Taxes	$10.0	$3.3	$15.7	$(2.5)

Capital expenditures	$2.2	$4.2	$5.4	$11.1

(1)  Segment operating profit for the third quarter 2009 included restructuring and severance charges of $0.3 million and $0.6 million of clean-up and repair costs related to a flood at one of OMNOVA’s Decorative Products facilities. Segment operating profit for the first nine months of 2009 included asset write-offs of $0.7 million for Performance Chemicals and restructuring and severance charges of $0.1 million and $1.8 million for Performance Chemicals and Decorative Products, respectively, and $0.6 million of clean-up and repair costs related to the flood at the Decorative Products facility. Also included in segment operating profit for the first nine months of 2009 is a pension curtailment loss of $0.2 million for Performance Chemicals and a gain of $0.7 million for Decorative Products. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of income (loss) from continuing operations to EBITDA and total debt to Net Debt

This earnings release includes EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is calculated in accordance with the definition of Net Leverage Ratio as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007 beginning with Income (Loss) from continuing operations and excluding charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match and up to $2.0 million annually for restructuring, severance and non-recurring charges. Net Debt is calculated as total debt, outstanding letters of credit and the fair value of the interest rate swap if in a loss position less cash, cash equivalents and restricted cash. EBITDA and Net Debt are not measures of financial performance under GAAP. EBITDA and Net Debt are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, measure leverage capacity and debt service ability, and by management to allocate resources. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(Dollars in millions)	Three Months Ended		Nine Months Ended
Reconciliation of income (loss) from continuing operations	August 31,		August 31,
to EBITDA	2009	2008	2009	2008
Income (Loss) from continuing operations	$10.1	$3.1	$15.1	$(3.0)
Interest	1.9	2.9	5.8	9.4
Tax expense	(.1)	.2	.6	.5
Depreciation and amortization	5.9	6.2	17.2	18.0
Amortization of deferred financing costs	.1	.1	.4	.5
Net earnings of joint ventures less cash dividends	—	—	—	—
Net earnings of foreign subsidiaries less cash dividends	(1.5)	—	(3.0)	(.1)
Loss on debt transactions	—	—	—	—
(Gains) or losses on sale or disposal of capital assets	.1	.1	.8	.1
Non-cash (income) or expense for pension plans	.7	1.5	2.2	4.4
(Gain) or loss on change in LIFO reserve	.3	.3	(4.6)	.3
Non-cash charge for 401(k) company match	.3	.3	.7	1.4
Restructuring, severance and non-recurring charges	.2	.4	1.5	(.2)

EBITDA	$18.0	$15.1	$36.7	$31.3

(Dollars in millions)	August 31,	November 30,	August 31,
Reconciliation of total debt to Net Debt	2009	2008	2008
Total debt	$144.6	$188.3	$200.4
Outstanding letters of credit and interest rate swap	7.7	8.1	6.1
Cash and cash equivalents	(29.6)	(17.4)	(16.4)

Net Debt	$122.7	$179.0	$190.1

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This press release includes “forward-looking statements” as defined by federal securities laws. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent management’s current judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address sales, profits, markets, products, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Some risks and uncertainties are inherent in business generally and other risks and uncertainties are specific to the Company’s businesses and operations. These risks and uncertainties and the achievement of expected results depend on many factors, some of which are not predictable or within the Company’s control. The occurrence of risk factors could adversely affect the Company’s results and, in some cases, such effect could be material.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; increased imports into and off-shoring production from North America; ability to successfully implement productivity enhancement and cost reduction initiatives; unexpected full or partial suspension of plant operations; the Company’s strategic alliance, joint venture and acquisition activities; loss or damage due to acts of war or terrorism, natural disasters, accidents, including fires, floods, explosions and releases of hazardous substances; stock price volatility; governmental legislative and regulatory changes, including changes impacting environmental compliance, pension plans, products and raw materials; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; meeting required pension plan funding obligations; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters arising out of the Company’s business and adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation, judgments, settlements or other losses; availability of financing to fund operations at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term borrowing rates.

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All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2008 sales of $869 million and a current workforce of approximately 2,350 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008

Net Sales	$186.1	$239.5	$507.6	$649.8

Cost of goods sold	142.1	200.4	391.9	546.5

Gross Profit	44.0	39.1	115.7	103.3

Selling, general and administrative	25.7	26.7	74.3	79.2
Depreciation and amortization	5.9	6.2	17.2	18.0
Restructuring and severance	.3	.4	2.0	.4
Interest expense	2.0	3.0	6.2	9.9
Other expense (income), net	.1	(.5)	.3	(1.7)

	34.0	35.8	100.0	105.8

Income (Loss) Before Income Taxes	10.0	3.3	15.7	(2.5)
Income tax (benefit) expense	(.1)	.2	.6	.5

Net Income (Loss)	$ 10.1	$ 3.1	$ 15.1	$ (3.0)

Basic and Diluted Income (Loss) Per Share
Net income (loss) per share	$ .23	$ .07	$ .35	$ (.07)

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OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	August 31, 2009	November 30, 2008
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$ 29.6	$ 17.4
Accounts receivable, net	101.3	118.3
Inventories	40.5	46.1
Prepaid expenses and other	3.1	4.5
Deferred income taxes	—	1.5

Total Current Assets	174.5	187.8

Property, plant and equipment, net	142.7	153.7
Trademarks and other intangible assets, net	4.7	5.5
Deferred income taxes	1.0	—
Other assets	3.6	4.6

Total Assets	$326.5	$351.6

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$ 3.4	$ 6.2
Accounts payable	70.5	68.1
Accrued payroll and personal property taxes	13.1	13.0
Employee benefit obligations	3.2	3.2
Deferred income taxes	1.0	—
Other current liabilities	2.3	3.4

Total Current Liabilities	93.5	93.9

Long-term debt	141.2	182.1
Postretirement benefits other than pensions	8.7	9.3
Pension liabilities	67.3	13.0
Deferred income taxes	1.0	2.3
Other liabilities	14.3	14.4

Total Liabilities	326.0	315.0

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 44.5 million shares issued at August 31, 2009 and November 30, 2008	4.4	4.4
Additional contributed capital	313.3	311.8
Retained deficit	(230.3)	(245.4)
Treasury stock at cost; .1 million shares at August 31, 2009 and November 30, 2008	(.4)	(.6)
Accumulated other comprehensive loss	(86.5)	(33.6)

Total Shareholders’ Equity	.5	36.6

Total Liabilities and Shareholders’ Equity	$326.5	$351.6